CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 4 to File No. 333-175622; Amendment No. 4 to File No. 811-22583) of Lincoln Advisors Trust of our report dated November 21, 2012, with respect to the Presidential Protected Profile 2010 Fund, Presidential Protected Profile 2020 Fund, Presidential Protected Profile 2030 Fund, Presidential Protected Profile 2040 Fund and Presidential Protected Profile 2050 Fund, included in the 2012 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 23, 2013